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                  IN THE UNITED STATES DISTRICT COURT               FILED
                  FOR THE NORTHERN DISTRICT OF TEXAS             JAN-6  1999
                           DALLAS DIVISION                 NANCY DOHERTY, CLERK


                            EUROMED, INC.
                              Plaintiff

                                 Vs.

                      Civil No. 3:97-CV-0322-H

                        GREGORY ALAN GAYLOR
                             Defendant


                INJUNCTION AND CIVIL CONTEMPT ORDER

This Order is entered pursuant to the Court's Opinion dictated from the bench January 6, 1999.

IT IS ORDERED, ADJUDGED AND DECREED by the Court as follows:

1. Defendant Gregory Alan Gaylor and Respondent Jan Bouwman are in contempt of court. A warrant will issue for Defendant Gaylor's arrest. When arrested he will be placed in the custody of the United States Marshal for the Northern District of Texas. Gaylor will remain in the custody of the Marshal until he complies with the securities laws of the United States in the manner required by the July 29, 1997 Final Judgment of this Court. Specifically, Gaylor must do the following:

A. Amend his February 4, 1998, and February 19, 1998 Schedule 13D filings with the Securities Exchange Commission ("SEC"), pursuant to 17 C.F.R.
Section 240.13d2(a) and 15 U.S.C. Section 78m(d)(2), to show, as required by 17 C.F.R. Section 240.13d-101, Item 2(e), that within the last five years he has been a party to civil proceeding of a judicial body a result of which he was subject to a Judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. Gaylor should include in this amendment the Final Judgment of this Court issued July 29, 1997; the Contempt Order of this Court issued March 10, 1998; this Contempt Order; and any other judgement, decree, or final order which fit this criteria of which this Court is unaware. He must also send copies of the amendments to the issuer of the security at its principal executive office, by registered or certified mail, and to each exchange where the security is traded.

B. File with the SEC a new Schedule 13D disclosure indicating that he is directly or indirectly the owner of more than 5% of EuroMed's common stock, as well as all other information required by Section 13(d) of the Securities Exchange Act of 1934. Since Gaylor acknowledges that EuroMed canceled 1,850,000 shares of its stock, (Def's Obj. to Magistrate's Contempt Rec. at 2), he is now beyond the 5% threshold required for filing a Schedule 13D disclosure. The Court comes to this conclusion because Gaylor represented in his filing to the Nevada State District Court that he owned 136,558 shares of EuroMed stock. (PI's Second Mot. For Contempt, Ex. C at 16.) Under Gaylor's calculations, after the cancellation of the 1,850,000 shares, there are 1,430,000 shares of EuroMed stock outstanding. This makes Gaylor the owner of 9.55% of EuroMed's stock. Therefore, he must file a Schedule 13D disclosure. In addition to filing the Schedule 13D with the SEC, he must send copies of the Schedule 13D to
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the issuer of the security at its principal executive office, by registered or certified mail, and to each exchange where the security is traded. See 15 U.S.C. Section 78m(d)(1) and 17 C.F.R. Section 240.13d-l(a); see also Magistrate's Contempt Rec. at para 2.3.

The principal executive office of EuroMed, Inc. is 8214 Westchester, Suite 500, Dallas, Texas 75225.

Upon providing evidence satisfactory to the Court that he has complied with paragraphs A and B above, Defendant Gaylor will be eligible for release from custody unless he has failed to comply with paragraphs 2 and 3 below.

2. Defendant Gaylor and Respondent Jan Bouwman are to submit by January 22,1999, to Plaintiff EuroMed voting proxies which will enable EuroMed to vote all of Gaylor and Bouwman's shares of EuroMed stock.

3. Gaylor and Bouwman, and their agents, servants, employees, and attorneys, and all persons acting in concert with Gaylor and Bouwman, are RESTRAINED AND ENJOINED from exercising any voting rights for the shares of EuroMed stock which they now own or may own in the future.

4. Gaylor and Bouwman, jointly and severally, must pay Plaintiff EuroMed the sum of Ten Thousand Dollars ($10,000.00) in payment of EuroMed's reasonable attorneys' fees and expenses in filing and prosecuting Plaintiff s Motion for Contempt. All court costs associated with these contempt proceedings are assessed against Gaylor and Bouwman.

The Clerk will provide a certified copy of this Order to the United States Marshal for the Northern District of Texas, Dallas Division. The Clerk of the Court will issue a warrant for Defendant Gaylor's arrest. The Marshal shall take all the appropriate steps to take Gaylor into custody.



SO ORDERED.


DATED: January 6,1999.




BAREFOOT SANDERS, SENIOR JUDGE
UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF TEXAS